Exhibit 99.1

UMB FINANCIAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

The following constitutes the provisions of the UMB Financial Corporation Employee Stock Purchase Plan.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock either through accumulated payroll deductions or direct payments to the Company. This Plan is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.

2. Definitions.

“Annual Maximum Share Purchase Limit” means the maximum annual dollar amount of Shares (measured based on the price paid as of each Purchase Date) that can be purchased during an Offering Period. The current Annual Maximum Share Purchase Limit is $40,000.

“Account” means the notional account established for the benefit of a Participant to record all Payroll Accrual Funds and Remitted Purchase Funds contributed to the Company by Participant for the purchase of Common Stock.

“Board” means the Board of Directors of the Company or any committee thereof designated by the Board of Directors of the Company in accordance with Section 9.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company.

“Company” means UMB Financial Corporation, a Missouri corporation.

“Compensation” means all cash compensation payable to a Participant from the Company or a Subsidiary.

“Effective Date” means May 2, 2012, the date the Plan becomes effective.

“Employee” means any person who is an employee of an Employer within the meaning of Section 3401(c) of the Code.

“Employer” means either the Company or a Subsidiary whose Employees are eligible to participate in the Plan.

“Fair Market Value” means, as of any applicable date, assuming the Shares are listed on an established stock exchange, (i) if the Shares are purchased on the open market, the weighted average cost of all Shares purchased for the relevant date and (ii) if the Shares are purchased directly from the Company, the average of the highest and lowest reported sales prices for the Shares on the stock exchange on which the Shares are then listed, in all cases, as reported by the exchange on which the Shares are this listed or such other source as the Board deems reliable.

“Offering Period” means the annual offering period beginning on January 1 of each year and ending on December 31 of each year. Notwithstanding the foregoing, the initial Offering Period under the Plan will commence on the Effective Date.

“Payroll Accrual Funds” means the aggregate amount of payroll deductions withheld from a Participant’s Compensation and credited to a Participant’s Account during an Offering Period to be used to purchase Shares on an upcoming Purchase Date.

“Participant” means an Employee who participates in the Plan.

“Plan” means this UMB Financial Corporation Employee Stock Purchase Plan, as the same may be amended from time to time.

“Purchase Date” means the first payroll date of each month during an Offering Period.

“Purchase Price” means 100% of the Fair Market Value of a share of Common Stock on the Purchase Date plus any pro rata share of any brokerage commissions or costs added to the per Share costs pursuant to Section 6(c) of this Plan.

“Remitted Purchase Funds” means cash amounts paid directly by a Participant to the Company and credited to a Participant’s Account during an Offering Period to be used to purchase Shares on an upcoming Purchase Date.

“Share” means a share of Common Stock of the Company.

“Subsidiary” means any corporation other than the Company, in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Eligibility. Any Employee employed by the Company or a Subsidiary shall be eligible to participate in the Plan. An Employee is eligible to participate in the Plan as of the Employee’s date of hire.

4. Offering Periods, Participation and Contributions to Account.

(a) Participation in the Plan is purely voluntary. The Plan shall be implemented by offering consecutive monthly Purchase Dates such that there are twelve (12) Purchase Dates within an Offering Period. The Board shall have the power to change the duration of any Offering Period (including the number of Purchase Dates within an Offering Period) with respect to future offerings.

(b) An eligible Employee’s participation in the Plan shall become effective with respect to the current Offering Period on the date the Employee completes and submits to the Company both a subscription agreement and either a payroll deduction authorization form (Payroll Accrual Funds) or remits funds to purchase Shares on the upcoming Purchase Date (Remitted Purchase Funds). All Payroll Accrual Funds and Remitted Purchase Funds shall be credited to the Participant’s Account. Any authorized payroll deduction will generally not become effective until after a five (5) business day processing period and accordingly must generally be filed before such five day processing period for any funds relating to such withholding to be available for the purchase of Shares on any upcoming Purchase Date. Any payroll deduction authorizations shall remain effective until changed or revoked by the Participant by filing a subsequent payroll deduction authorization in the form required by the Company. Subject to the payroll deduction limitations described above in paragraph (c), a Participant may increase or decrease the rate of his or her payroll deductions by filing a payroll deduction authorization change or withdrawal form with the Company. A Participant may suspend or discontinue his or her participation in the Plan as provided in Section 5, effective at the time described in Section 5. Unless there are extenuating circumstances and an exception is made by the Company, a Participant may file no more than four (4) payroll deduction authorization changes or withdrawal form(s) during any single Offering Period and once a Participant files a payroll deduction authorization change or withdrawal form that is applicable with respect to an upcoming Purchase Date, the Participant may not file another payroll deduction authorization change or withdrawal form until after such Purchase Date has past.

(c) No payroll deduction may be for less than $50 per payroll period nor more than $2,000. In no event may a Participant’s Remitted Purchase Funds for an upcoming Purchase Date exceed $4,000. Once a Participant’s Payroll Accrual Funds and Remitted Purchase Funds exceed the above limits for an upcoming Purchase Date, no additional Payroll Accrual Funds or Remitted Purchase Funds will be able to contributed to the Participant’s Account unless expressly authorized by the Board or until the beginning of the next Offering Period.

(d) No interest shall accrue on any amounts credited to a Participant’s Account during the time any Payroll Accrual Funds or Remitted Purchase Funds are being held in the Account awaiting to be used to purchase Shares on the Purchase Date.

5. Withdrawal from Offering Period.

(a) A Participant may terminate his or her participation in the Plan effective as of any time during an Offering Period by filing a payroll deduction authorization change or withdrawal form with the Company. In such case, the Participant’s payroll deductions, if any, will cease as soon as administratively practicable and all Payroll Accrual Funds or Remitted Purchase Funds will be returned to the withdrawing Participant and not applied toward the purchase of Shares upon the future Purchase Date.

(b) Upon a Participant’s withdrawal from the Plan during an Offering Period, the Participant may participate again in that same Offering Period; however, the Participant cannot elect to participate with respect to the same Purchase Date for which a withdrawal election was made.

6. Purchase of Shares.

(a) Subject to adjustment upon a changes in capitalization of the Company (e.g., stock split, reorganization etc.), the maximum number of Shares which may be made available for sale under the Plan shall be 300,000 Shares.

(b) Subject to the Annual Maximum Share Purchase Limit, on the Purchase Date, the number of full Shares purchased will be equal to the quotient of (i) the total Payroll Accruals Funds and Remitted Purchase Funds credited to the Participant’s Account on the Purchase Date divided by (ii) the Purchase Price (as adjusted pursuant to Section 6(c)).

(c) If, on the Purchase Date, the Company elects to purchase all or part of the Shares on the open market and desires to pass on such costs to Participants, the total brokerage costs or commissions associated with all Share purchases on such Purchase Date and passed on to Participants will be divided among all Shares purchased on such date and such ratable brokerage costs or commissions will be added to and considered part of the Purchase Price for purposes of Section 6(b).

(d) If, on the Purchase Date, the number of Shares that can be purchased with the Total Payroll Accruals or Remitted Purchase Funds exceeds (i) the Annual Maximum Share Purchase Limit, or (ii) the maximum dollar limit of Shares that can be purchased on the Purchase Date based on the limits set forth in Section 4(c) the excess amount shall remain in the Account and be applied toward the purchase of Shares on the immediately following Purchase Date.

7. Delivery of Stock.

(a) As promptly as practicable after each Purchase Date on which a purchase of Shares occurs, the Company shall arrange for the issuance of and crediting to a Share account of each Participant, as appropriate, the Shares purchased on the Participant’s behalf on the Purchase Date. Shares shall be registered in book entry form in the name of the Participant or in the name of the Participant and his or her spouse. The Shares issued pursuant to the Plan may come from (i) Shares purchased in the open market by the Company, (ii) Shares purchased by the Company in a privately negotiated transaction on terms and conditions acceptable to the Board, (iii) Shares authorized but unissued by the Company or (iv) Shares previously issued by the Company that have been reacquired and held by the Company (i.e., treasury shares).

(b) The Participant shall have no interest or voting rights in any Shares otherwise available to be purchased pursuant to the Plan until such Shares have been purchased by Participant in accordance with Section 6.

8. Termination of Employment. Upon a Participant ceasing to be an Employee, for any reason, all Payroll Accrual Funds and Remitted Purchase Funds, if any, credited to such Participant’s Account during the Offering Period and not yet used to purchase the Shares shall be returned to the Participant in one lump sum in cash as soon as reasonably practicable after the effective date of the Employee’s termination of employment, without any interest thereon.

9. Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties. All costs and expenses incurred in connection with the administration (other than brokerage commissions or other costs directly related to the purchase of Shares on the open market) of the Plan shall be paid by the Company. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan and all members of the Board shall be fully protected by the Company with respect to any such action, determination or interpretation.

10. Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion and in full satisfaction of its obligations with respect to such Participant, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. Transferability. Neither the existence of Payroll Accrual Funds nor Remitted Purchase Funds credited to a Participant’s Account shall reflect any right of Participant to purchase Shares that may be assigned or transferred (other than by will, the laws of descent and distribution or as provided in Section 10) by the Participant. Any such attempt at assignment or transfer shall be without effect, except that the Company may treat such act as an election to withdraw during an Offering Period in accordance with Section 5.

12. Use of Funds. All Payroll Accrual Funds and Remitted Purchase Funds received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

13. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of all Payroll Accrual Funds and Remitted Purchase Funds accrued during the immediately preceding Offering Period, the per share Fair Market Value on the Purchase Date, the number of Shares purchased on the Purchase Date and the remaining cash balance, if any, in the Participant’s Account being remitted to the participant.

14. Amendment or Termination. The Board may at any time and for any reason terminate or amend the Plan. The Board may establish and/or modify time frames, forms and procedures with respect to administration of the Plan, and establish such other limitations or procedures as the Board (or a committee of the Board) determines in its sole discretion advisable which are consistent with the Plan.

15. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

16. Tax Withholding. If at any time the Company or any Subsidiary is required, under applicable laws and regulations, to withhold, or to make any deduction of, any taxes or take any other action in connection with the purchase of Shares pursuant to this Plan, the Participant must make adequate provision for the Company’s or such Subsidiary’s federal, state or other tax withholding obligations which arise from such purchase. The Company or such Subsidiary shall have the right to deduct or withhold from the Participant’s Compensation the amount necessary for the Company or such Subsidiary to meet applicable withholding obligations.

17. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to a Purchase Date unless the issuance and delivery of such Shares pursuant thereto shall comply with this Plan and all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. As a condition to purchase Shares under the Plan, the Company may require the Participant to represent and warrant at the time of any such purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

18. Term of Plan. The Plan shall be effective on the Effective Date and shall continue in effect until terminated by the Board.

19. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Employee or Participant) the right to remain in the employ of the Company, or a Subsidiary or to affect the right of the Company, or any Subsidiary to terminate the employment of any person (including any Employee or Participant) at any time, with or without cause.

20. Governing Law. The Plan and all determinations made or actions taken pursuant hereto shall be governed by the laws of the state of Missouri, without regard to the conflicts of laws rules thereof.